UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported):  January 13, 2012

USEC Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

On January 13, 2012, USEC Inc. (the “Company”) concluded that it expects to expense approximately $127 million of previously capitalized work in progress costs related to a number of earlier AC100 centrifuge machines used in the lead cascade test program. These machines were determined to no longer be compatible with the commercial plant design for the American Centrifuge Plant. This expense is a non-cash charge in the fourth quarter of 2011 related to these machines. The Company previously disclosed in its periodic reports that it was evaluating the ongoing utility of a number of earlier AC100 centrifuge machines that were previously capitalized as part of construction work in progress. Following the completion of this review, which included the evaluation of several potential uses for these earlier machines and the related economics for each scenario, the Company determined that these centrifuge machines have no future economic benefit and should be expensed.  This conclusion does not affect centrifuge machines that are currently being operated in the Company’s lead cascade in Piketon, Ohio, which are the current commercial plant design, or any machines that would be built as part of any research, development and demonstration (RD&D) program being discussed with the U.S. Department of Energy (DOE). On January 13, 2012, the Company also concluded that it expects to expense approximately $10 million in the fourth quarter of 2011 of previously capitalized amounts related to prepayments made to a supplier for the American Centrifuge Plant. The Company’s contract with this supplier could not be extended and this amount represents the remaining balance for prepayments for materials that we will not purchase under the contract. Under the terms of the contract, the prepayment is credited against a portion of the purchase price for the materials and we do not plan on purchasing sufficient material to recoup the full credit prior to expiration of the contract. These management decisions were reported to and affirmed by the Board of Directors at a meeting held on January 13, 2012.

The Company has not yet completed its financial review for the quarter or year ended December 31, 2011.  However, based on the Company’s analysis to date, the Company expects to record a full valuation allowance in the fourth quarter of 2011 for the net deferred tax asset created by the charges described above, as well as all other previously recorded net deferred tax assets.  The Company’s net deferred tax assets were approximately $246 million as of September 30, 2011. A valuation allowance is required if it is more likely than not that a deferred tax asset cannot be realized in the future. That realization is dependent on having sufficient taxable income to realize the deferred tax asset. As described in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2011, in practice, positive and negative evidence is reviewed with objective evidence receiving greater weight.  One of the most difficult forms of negative evidence to overcome is a cumulative loss in recent years. Based on anticipated fourth quarter and year end 2011 results, taking into account the charges described above, the Company expects to have a significant loss resulting in a cumulative loss in recent years.

In addition, the Company will be continuing as part of its year-end financial review to evaluate the recoverability of the remainder of previously capitalized costs related to the American Centrifuge project (which, including the approximately $137 million described above, totaled approximately $1.3 billion as of September 30, 2011).  Depending on the outcome of the evaluation, the Company could expense up to the full amount of previously capitalized costs related to the American Centrifuge project as early as the fourth quarter of 2011. Events that could negatively affect this evaluation include a failure to enter into an agreement with DOE to provide funding for the project as part of the RD&D program.

The Company’s incurrence of the impairment charges described in the first paragraph above and the valuation allowance for the Company’s deferred tax assets will not result in future cash expenditures, however, they will have a direct negative impact on the Company’s net income and shareholder’s equity for the period in which they are recorded.  In addition, the valuation allowance will result in the Company’s inability to record tax benefits on future losses until we generate sufficient taxable income to support the elimination of the valuation allowance. However, the valuation allowance will not affect the Company’s ability to use its deferred tax assets if it generates taxable income in the future. The impairment charge and the valuation allowance will not impact the Company’s cash flow from operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USEC Inc.

January 13, 2012	By:	/s/ Peter B. Saba
Peter B. Saba
Senior Vice President, General Counsel and Secretary